UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	98-0363970 (I.R.S. Employer Identification No.)

Crown House 4 Par-la-Ville Road Second Floor Hamilton, HM08 Bermuda (Address of principal executive offices)	N/A (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable):  N/A

Securities to be registered pursuant to Section 12(g) of the Act:  None.

EXPLANATORY NOTE

Nabors Industries Ltd. (the “Company”) hereby amends and supplements Item 1 of its Registration Statement on Form 8-A (File No. 001-32657) filed with the Securities and Exchange Commission on July 17, 2012 (the “Registration Statement”).  Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Rights Agreement (the “Rights Agreement”), dated as of July 16, 2012, by and between the Company and Computershare Trust Company, N.A., as the rights agent (the “Rights Agent”).

Item 1.                   Description of Registrant’s Securities to be Registered.

On April 4, 2013, the Company entered into a standstill agreement (the “Standstill Agreement”) with PHM Investment (USD) 1 S.à.r.l. (the “Investor”).  In connection with the Company’s execution of the Standstill Agreement, on April 4, 2013, the Company and the Rights Agent entered into Amendment No. 1 to the Rights Agreement (the “Amendment”) to exempt the Investor from being an “Acquiring Person” (as such term is defined in the Rights Agreement) as a result of the acquisition by the Investor of up to 14.99% the Company’s outstanding shares of common stock in accordance with the Standstill Agreement.

The Amendment is attached hereto as Exhibit 4.2 and is incorporated herein by reference.  The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such Exhibit.

Item 2.                   Exhibits.

Exhibit No.	Description
4.2

Amendment No. 1, dated as of April 4, 2013, to the Rights Agreement, dated as of July 16, 2012, between Nabors Industries Ltd. and Computershare Trust Company, N.A. (previously filed as Exhibit 4.1 to the Form 8-A filed by Nabors Industries Ltd. on July 17, 2012 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NABORS INDUSTRIES LTD.
Date: April 4, 2013

	By:	/s/ Mark D. Andrews
Mark D. Andrews
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.2

Amendment No. 1, dated as of April 4, 2013, to the Rights Agreement, dated as of July 16, 2012, between Nabors Industries Ltd. and Computershare Trust Company, N.A. (previously filed as Exhibit 4.1 to the Form 8-A filed by Nabors Industries Ltd. on July 17, 2012 and incorporated herein by reference).